Contact:          Thomas J. Linneman                       For immediate release
                  513-661-0457



             Cheviot Financial Corp. Reports First-Quarter Earnings


CINCINNATI, Ohio - April 24, 2009 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the first fiscal quarter of 2009 of $293,000, or $0.03 cents per share compared with net earnings of $97,000, or $0.01 cents per share for the first fiscal quarter of 2008. The increase in net income during the three months ended March 31, 2009 as compared to the period ended March 31, 2008 reflects the positive impact of a steeper yield curve on Cheviot Savings Bank net interest income, partially offset by higher provisions for losses on loans reflecting the general weakening of the local economy.

The earnings per share for the three months ended March 31, 2009 were based on weighted average shares outstanding of 8,693,964 as compared with weighted average shares outstanding of 8,717,914 for the comparable 2008 period.

The quarter's net earnings reflect an increase in net interest income of $341,000 and an increase in other income of $169,000, which were offset by an increase in general, administrative and other expenses of $171,000, an increase in the provision for federal income taxes of $69,000 and an increase in the provision for losses on loans of $74,000. The increase in the provision for losses on loans is a reflection of economic factors and the allocation of approximately $32,000 in reserves for real estate acquired through foreclosure. At March 31, 2009, the allowance for losses on loans was 36.4% of nonperforming assets and 0.39% of total loans.

In January 2008, the Company announced a repurchase plan which provided for the repurchase of 5% or 447,584 shares of our common stock. As of March 31, 2009, the Company had purchased 79,170 shares pursuant to the program at an average price of $9.16.

At March 31, 2009, Cheviot Financial Corp. had consolidated total assets of $341.1 million, total liabilities of $272.9 million, including deposits of $227.5 million, and shareholders' equity of $68.2 million, or 20.0% of total assets.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

                                      # # #

Unaudited financial statements follow.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                        At                      At
                                                                      March 31,             December 31,
                     ASSETS                                             2009                     2008

Cash and cash equivalents                                              $ 26,235                $  10,013
Investment securities                                                    39,903                   38,472
Loans receivable                                                        258,686                  268,483
Other assets                                                             16,234                   15,032
                                                                       --------                 --------
      Total assets                                                     $341,058                 $332,000
                                                                       ========                 ========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                               $227,492                 $216,048
Advances from the FHLB                                                   43,000                   44,604
Other liabilities                                                         2,397                    3,117
                                                                       --------                 --------
      Total liabilities                                                 272,889                  263,769

Shareholders' equity                                                     68,169                   68,231
                                                                       --------                 --------
      Total liabilities and shareholders' equity                       $341,058                 $332,000
                                                                       ========                 ========




                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                                            Three months ended
                                                                                                March 31,
                                                                                            2009             2008

Total interest income                                                                     $ 4,332          $ 4,531
Total interest expense                                                                      1,845            2,385
                                                                                          -------          -------
      Net interest income                                                                   2,487            2,146

Provision for losses on loans                                                                 337              263
                                                                                          -------          -------
      Net interest income after provision for losses on loans                               2,150            1,883

Other income                                                                                  231               62
General, administrative and other expense                                                   1,980            1,809
                                                                                          -------          -------
      Earnings before federal income taxes                                                    401              136

Federal income taxes                                                                          108               39
                                                                                          -------          -------
      NET EARNINGS                                                                        $   293          $    97
                                                                                          =======          =======
Earnings per share - basic and diluted                                                    $  0.03          $  0.01